Exhibit 10.2

November 15, 2012

Dear Randy Hicks:

We are pleased to offer you the internal promotion as President, Bob Evans Restaurants, reporting directly to Steve Davis, CEO & Chairman of the Board. Below you will find details regarding your compensation and benefits in this assignment.

Income: Your rate of pay will be $16,346 per pay period, paid bi-weekly (approximately $425,000 annually).

Incentive Compensation Bonus: You will be eligible to earn a target incentive compensation bonus of 65%* of your base salary. There are several factors that can impact the actual bonus paid each year, particularly individual performance as well as the company’s financial performance. You will be eligible to receive your annual bonus in June 2013 for the fiscal year ending in April 2013. Your FY13 bonus will be pro-rated based on the number of months in position.

PIP: In addition to the annual bonus, you are eligible for the company’s Performance Incentive Plan (PIP). The Company sets performance goals annually and they are determined by specific business unit goals and/or the company’s earnings per share goal. Your participation in this plan is at a target of 125% of base salary if the performance goal is attained. Awards made pursuant to the Performance Incentive Plan are in the form of restricted stock to vest over three years. Your FY13 equity grant will be pro-rated based on the number of months in position.

Start/Effective Date:	November 15, 2012

Benefits:	Your current benefit elections and eligibility will remain unchanged as you transition into this new role.

Vacation/Holidays:	Your current eligibility for vacation and holiday time off will remain unchanged as you transition into this new role.

We are impressed with your skills and accomplishments and feel your background and experience is a good match for our present needs. We hope you find this offer satisfactory and that it is your decision to accept this promotion by signing below and returning it by November 26, 2012. Should you have any questions, please feel free to contact me. We look forward to hearing from you soon.

Sincerely,

Joe Eulberg

EVP Human Resources

Bob Evans Farms, Inc.

(614) 492-4993

Offer Accepted:

Signature _/s/_Randy HIcks_______________________________	Date: _11/19/12___________
Randy Hicks

* includes the additional 5% given in place of merit adjustments